AllianceBernstein Cap Fund, Inc.
-Small Cap Growth (the Portfolio)

811-01716


77C- Results of Shareholder Meeting

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Cap Fund, Inc. (the Fund) was held on November 5, 2010 and December 16, 2010. At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares were voted in favor of the proposal, with respect to the second item of business, to amend the Investment Advisory Agreement to conform fee measurement periods, the required number of outstanding shares were voted in favor of the proposal, with respect to the fourth item of business, to amend and restate the charter of the Fund, the required number of outstanding shares were voted in favor of the proposal, and with respect to the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

				Voted For 	Withheld Authority
John H. Dobkin 			11,065,877 	278,963
Michael J. Downey 		11,069,147 	275,693
William H. Foulk, Jr.		11,062,752	282,088
D. James Guzy			11,063,313	281,527
Nancy P. Jacklin		11,073,882	270,958
Robert M. Keith			11,075,408	269,431
Garry L. Moody			11,073,515	271,325
Marshall C. Turner		11,067,356	277,484
Earl D. Weiner			11,061,423	283,416
2. To amend the Investment Advisory Agreement to conform fee measurement periods.

	Voted For	Voted Against	Abstained	Broker Non-Votes
	8,311,953	172,601		378,609		2,123,452

4. Approve the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy Statement as Appendix C.

	Voted For	Voted Against	Abstained	Broker Non-Votes
	8,804,827	152,851		208,673		2,178,488

5. Approve the Amendment of the Portfolios fundamental policy regarding commodities.
	Voted For	Voted Against	Abstained	Broker Non-Votes
	8,278,667	196,506		189,991		2,123,451



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